EXHIBIT 4.11

Fourth Amendment to Loan and Security Agreement

This Fourth Amendment to Loan and Security Agreement (this “Fourth Amendment”), dated as of August 17, 2012, is by and between Fifth Third Bank, an Ohio banking corporation as successor by merger with Fifth Third Bank, a Michigan banking corporation, with an office located at 222 South Riverside Plaza, Chicago, Illinois 60606 (“Lender”), and Pulse Systems, LLC, a Delaware limited liability company, with its chief executive office located at 4090 Nelson Avenue, Suite J, Concord, California 94520 (“Borrower”).

WITNESSETH:

WHEREAS, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations to Borrower pursuant to (a) that certain Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 18, 2010, and that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2011, each by and between Lender and Borrower (collectively the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto, including, without limitation, (i) that certain Revolving Note dated as of June 30, 2011, executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed $1,000,000, and (ii) that certain Term Note A dated as of June 30, 2011, executed and delivered by Borrower to Lender in the principal amount of $3,750,000.00;

WHEREAS, Borrower is in default under the Loan Agreement as a result of the Existing Defaults (hereinafter defined), and, as a result, Borrower is and continues to be in default under the terms and provisions of the Loan Documents;

WHEREAS, Borrower desires Lender to, among other things, (i) waive the Existing Defaults and (ii) extend the maturity date of the Revolving Note and Term Note A from June 30, 2013 to January 31, 2014 (collectively the “Additional Financial Accommodations”); and

WHEREAS, Lender has agreed to provide the Additional Financial Accommodations, but under the condition that certain amendments are made to the Loan Agreement and solely upon the terms and conditions set forth in this Fourth Amendment.

NOW, THEREFORE, in consideration of the execution and delivery of the Loan Documents, the mutual covenants and agreements hereafter set forth, and other good and valuable consideration, the parties hereto agree as follows:

1. Use of Defined Terms.  Except as expressly set forth in this Fourth Amendment, all terms which have an initial capital letter where not required by the rules of grammar are defined in the Loan Agreement.

Amended Definitions.  Effective as of the date of this Fourth Amendment, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Adjusted EBITDA,” “Adjusted LIBOR Rate,” “Daily LIBOR Rate Loan,” “Fiscal Year,” “Fixed Charges,” “Index Rate Loan,” “LIBOR Contract Loan,” “Maximum Revolving Loan,” “Permitted Indebtedness,” “Permitted Liens,” “Revolving Loan Termination Date,” “Revolving Note” and “Term Note A” in their entirety and substituting therefor the following, respectively:

“Adjusted EBITDA”: shall mean, for any period, (1) Consolidated Net Income for such period plus, (2) to the extent deducted in determining such Consolidated Net Income, the sum of (a) Interest Expense, (b) net income tax expense, (c) depreciation and amortization, and (d) non-cash equity compensation expense, plus (3) to the extent deducted in determining such Consolidated Net Income, non-recurring expenses incurred in connection with the Third Amendment to Loan Agreement which are borne by Borrower in an aggregate amount not to exceed $25,000.00 for all periods, plus (4) for each test date from September 30, 2012 through June 30, 2013, the cash equity contribution provided by United American Healthcare to Borrower on August 16, 2012 in the amount of $370,000.00; all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Adjusted LIBOR Rate”: means, with respect to any LIBOR Loan for any Interest Period, the greater of (1) an interest rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, or (2) the then applicable LIBOR Floor.

“Daily LIBOR Rate Loan”: shall mean all or any portion of a Loan which bears interest at the Daily LIBOR Rate plus the Applicable Margin.

“Fiscal Year”: shall mean each twelve (12) month accounting period of Borrower which ends on June 30 of each year.

“Fixed Charges”:  for any period, shall mean the sum of, without duplication, (1) cash payments in satisfaction of Interest Expense, plus (2) scheduled or required payments of principal on Indebtedness other than payments required by Section 3.1(C) below, plus (3) scheduled principal payments on Capital Leases, each as paid or payable for such period and all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, excluding, however, payments made pursuant to the Redemption Agreement.  Notwithstanding the foregoing, for each test date from September 30, 2012, through and including June 30, 2013, Fixed Charges shall be determined as follows: (a) scheduled or required payments of principal on Indebtedness consisting of the Liabilities shall be deemed $666,666.68; and (b) cash payments in satisfaction of accrued Interest Expense shall be determined by dividing Borrowers’ aggregate accrued Interest Expense (excluding interest which Borrowers are not permitted to pay as a result of the terms of the Redemption Subordination Agreement) for the “Test

Period” (hereinafter defined) by the number of days in such Test Period and multiplying the result by 360.  “Test Period” shall mean the period beginning on July 1, 2012, and ending on the last day of the applicable Fixed Charge Coverage Ratio test period.”

“Index Rate Loan”:  shall mean all or any portion of a Loan which bears interest at the Index Rate plus the Applicable Margin.

“LIBOR Contract Loan”: shall mean all or any portion of a Loan subject to a single Interest Period which bears interest at the Adjusted LIBOR Rate plus the Applicable Margin.  For purposes of clarification, LIBOR Contract Loans shall not include Daily LIBOR Rate Loans.

“Maximum Revolving Loan”:  shall mean an amount equal to Five Hundred Thousand and no/100 ($500,000.00).

“Permitted Indebtedness”:  shall mean (1) existing Indebtedness set forth and described in the most recent Financials delivered to Lender, (2) trade payables arising in the ordinary course of Borrower’s business, (3) other Indebtedness of Borrower incurred in the ordinary course of Borrower’s business as presently conducted that are not (a) past due, unless such Indebtedness is being contested in good faith by appropriate proceedings, or (b) incurred through the borrowing of money or the obtaining of credit, (4) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies that is incurred in the ordinary course of Borrower’s business as presently conducted and is not past due; provided, however, Borrower shall have the right to contest in good faith, by an appropriate proceeding properly initiated and diligently conducted, the validity, amount or imposition of any such taxes, and upon such good faith contest, to delay or refuse payment thereof, if (i) Borrower establishes with Lender adequate reserves to cover such contested taxes, and (ii) either such contest will not affect the priority or value of Lender’s lien on the Collateral or Borrower otherwise takes steps reasonably acceptable to Lender to protect the priority and value of Lender’s lien on the Collateral, (5) Indebtedness in respect of judgments or awards which do not constitute an Event of Default hereunder, (6) Indebtedness in respect of employee benefit plans and programs that is incurred in the ordinary course of Borrower’s business as presently conducted and is not past due, (7) Indebtedness owing to Lender, (8) Indebtedness for Capital Leases and purchase money financing incurred to finance the acquisition of Equipment provided the aggregate outstanding principal amount of all such Capital Leases and purchase money financing does not exceed $500,000 at any time, (9) Subordinated Debt incurred to make Capital Expenditures provided that the source of such funds, in each instance, is St George Investments or United American Healthcare, and (10) Indebtedness arising under that certain Guaranty dated as of August 14, 2012 executed by Borrower in favor of St George Investments.

“Permitted Liens”: shall mean (1) liens for current taxes and duties not delinquent or for taxes being contested in good faith, by appropriate proceedings which do not involve, in the sole determination of Lender, any material danger of the sale or loss of any of the Collateral and with respect to which Borrower has provided for and are maintaining adequate reserves in accordance with GAAP, (2) liens in Lender’s favor, (3) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other statutory obligations, provided that such obligations are not past due and owing, (4) easements, rights of way, restrictions and other similar charges or encumbrances with respect to real property not interfering in any material respect with the ordinary conduct of Borrower’s business, (5) subject to the limitation set forth in the definition of Permitted Indebtedness, liens incurred in connection with Capital Leases of Equipment and liens that constitute purchase money security interests on any Equipment securing Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such Equipment, provided that any such lien attaches to such Equipment within twenty (20) days of the acquisition thereof and attaches solely to the Equipment so acquired, (6) the security interests and liens listed on Schedule 1.1 attached hereto, and (7) the security interests and liens granted by Borrower pursuant to that certain Security Agreement dated as of August 14, 2012 executed by Borrower in favor of St George Investments, provided such liens are subordinated to Lender’s liens pursuant to written subordination satisfactory to Lender.

“Revolving Loan Termination Date”:  shall mean January 31, 2014.

“Revolving Note”:  shall mean that certain Revolving Note dated as of August 17, 2012, executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed Five Hundred Thousand and no/100 Dollars ($500,000.00), as amended, renewed, restated or replaced from time to time.

“Term Note A”: shall mean that certain Term Note A dated as of August 17, 2012, executed and delivered by Borrower to Lender in the principal amount of Two Million and no/100 Dollars ($2,000,000.00), as amended, renewed or restated from time to time.

2. New Definitions.  Effective as of the date of this Fourth Amendment, Section 1.1 of the Loan Agreement is hereby amended by adding “Applicable Margin,” “LIBOR Floor” and “St George Investments” as defined terms in proper alphabetical order:

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Applicable Margin Level”) then in effect, it being understood that the Applicable Margin for (i) Revolving Loans that are LIBOR Loans shall be the basis points set forth under the column “Revolving Loan LIBOR Margin”, (ii) Revolving Loans that are Index Rate Loans shall be the basis points set forth under the column “Revolving Loan Index Rate Margin”, (iii) those portions of the Term Loans that are LIBOR Loans shall be the basis points set forth under the column “Term Loan LIBOR Margin”, and

(iv) those portions of the Term Loans that are Index Rate Loans shall be the basis points set forth under the column “Term Loan Index Rate Margin”:

Level	Trailing Twelve Month EBITDA	Revolving Loan LIBOR Margin	Revolving Loan Index Rate Margin	Term Loan LIBOR Margin	Term Loan Index Rate Margin
1	Less than or equal to $1,525,000	600 bps	425 bps	625 bps	450 bps
2	Greater than $1,525,000 and less than or equal to $1,850,000	475 bps	325 bps	500 bps	300 bps
3	Greater than $1,850,000	375 bps	150 bps	400 bps	175 bps

The Applicable Margin shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after Borrower provides or is required to provide quarterly financial statements and other information pursuant to Sections 9.5(A) or 9.5(C), as applicable, and the related compliance certificates pursuant to Sections 9.5(B) or 9.5(D).  Notwithstanding anything contained in this paragraph to the contrary, (a) if Borrower fails to deliver the financial statements and compliance certificate in accordance with the provisions of Section 9.5, the Applicable Margin for each Loan shall be based upon Applicable Margin Level 1 above beginning on the date such financial statements and compliance certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and compliance certificate are actually delivered to Lender, whereupon the Applicable Margin shall be determined by the then current Applicable Margin Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Unmatured Event of Default or an Event of Default has occurred and is continuing; and (c) the initial Applicable Margin shall be based on Applicable Margin Level 1.

“LIBOR Floor” means, for any day, the rate per annum equal to (i) 100 basis points when Applicable Margin Level 1 is in effect, (ii) 75 basis points when Applicable Margin Level 2 is in effect and (iii) 50 basis points when Applicable Margin Level 3 is in effect.

“St George Investments” means St George Investments LLC, an Illinois limited liability company.

3. Amendments.  Effective as of the date of this Fourth Amendment, the Loan Agreement is hereby amended as follows:

4.
A. Interest Rates.  Section 2.3(A) of the Loan Agreement is hereby amended by deleting Section 2.3(A) in its entirety and substituting therefor the following:

“(A)           Interest Rates.

(1) Borrower hereby promises to pay interest on the unpaid principal amount of the Revolving Loan as provided in Section 3.1 below at the floating per annum rate of interest equal to the Index Rate plus the Applicable Margin for the period commencing on the date such Loan is disbursed until the date such Loan is paid in full.  Provided, however, subject to the terms of Section 2.4 below, Borrower shall have the option of borrowing all or a portion of the Revolving Loan at, or converting the interest rate for all or a portion of the Revolving Loan to, either (a) the Adjusted LIBOR Rate plus the Applicable Margin, in each case subject to an Interest Period of one month, two months or three months, as selected by Borrower, or (b) the Daily LIBOR Rate, which Daily LIBOR Rate shall adjust on a daily basis for each Business Day in which the Daily LIBOR Rate changes.  With respect to each LIBOR Loan under subsection 2.3(A)(1)(a) above, the LIBOR Rate shall remain fixed for the duration of each Interest Period.

(2) Borrower hereby promises to pay interest on the unpaid principal amount of Term Loan A as provided in Section 3.1 below at the floating per annum rate of interest equal to the Adjusted LIBOR Rate plus the Applicable Margin, in accordance with Section 2.4 below.  Each LIBOR Rate Loan for Term Loan A shall be subject to an Interest Period of one month, two months or three months, as selected by Borrower pursuant to Section 2.4 below.  If Borrower has not timely selected an Interest Period with respect to all or any portion of Term Loan A, a one month Interest Period shall be deemed selected by Borrower.  With respect to each LIBOR Loan under this subparagraph (2), the LIBOR Rate shall remain fixed for the duration of each Interest Period.

(3)  Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the unpaid principal amount of the Loans shall, at Lender’s option bear interest at the Default Rate.”

B. Financial Covenants.  Section 9.4 of the Loan Agreement is hereby amended by deleting Section 9.4 in its entirety and substituting therefor the following:

“(A)           Adjusted EBITDA.  Borrower’s Adjusted EBITDA shall not be less than (i) $340,000.00 for the period beginning July 1, 2012 and ending September 30, 2012, (ii) $750,000.00 for the period beginning July 1, 2012 and ending December 31, 2012, (iii)

$1,110,000 for the period beginning July 1, 2012 and ending March 31, 2013, (iv) $1,600,000 for the period beginning July 1, 2012 and ending June 30, 2013.  Beginning with the calendar quarter ending as of September 30, 2013 and as of the end of each calendar quarter thereafter, Borrower’s Adjusted EBITDA, calculated on a trailing twelve (12) month basis, shall not be less than $1,800,000.00.

(B)           Funded Debt to Adjusted EBITDA Ratio.  Borrower shall not permit its Funded Debt to Adjusted EBITDA Ratio, tested as of the last day of each calendar quarter hereafter, to exceed (i) 1.75 to 1.0 as of September 30, 2012, or (ii) 1.50 to 1.0 as of December 31, 2012, or as of the last day of any calendar quarter thereafter.

(C)           Fixed Charge Coverage Ratio.  Borrower shall not permit its Fixed Charge Coverage Ratio, calculated on a trailing twelve (12) month basis as of the last day of each calendar quarter hereafter, to be less than (i) 1.15 to 1.0 as of September 30, 2012, (ii) 1.20 to 1.0 as of December 31, 2012, or (iii) 1.25 to 1.0 as of March 31, 2013 or as of the last day of any calendar quarter thereafter.

(D)           Capital Expenditures.  Borrower’s total aggregate unfinanced Capital Expenditures from July 1, 2012 through June 30, 2013 shall not exceed $700,000.00; provided, however, that while the first $200,000.00 of such Capital Expenditures may be funded by Borrower’s available cash, the next $500,000.00 of such Capital Expenditures  must be funded by cash contributed by St George Investments or United American Healthcare to Borrower, either in the form of Subordinated Debt or a capital contribution, which loan or contribution of funds shall be undertaken pursuant to documents acceptable to Lender in its sole and absolute discretion, and, as applicable, St George Investments or United American Healthcare shall enter into a subordination agreement in form and substance satisfactory to Lender in its sole and absolute discretion. Beginning with the Fiscal Year commencing July 1, 2013, Borrower’s total aggregate unfinanced Capital Expenditures in any Fiscal Year shall not exceed $500,000.00.”

C. Financial Reporting.  Section 9.5 of the Loan Agreement is hereby as follows:

a. Section 9.5(C) of the Loan Agreement is hereby amended by deleting Section 9.5(C) in its entirety and substituting therefor the following:

“(C)           As soon as available but in no event later than thirty (30) days after the end of each calendar month, Borrower’s internally prepared consolidated and consolidating financial statements, including, but not limited to, (1) a balance sheet, and (2) a statement of income and retained earnings, and the year-to-date statement for that portion of Borrower’s Fiscal Year then elapsed.”

b. Section 9.5(E) of the Loan Agreement is hereby amended by deleting Section 9.5(E) in its entirety and substituting therefor the following:

c. “(E)           As soon as available, but in no event later than thirty (30) days after the end of each month, the following reports dated as of the last day of the immediately preceding month: (1) an accounts payable aging, and (2) a backlog report of all of Borrower’s jobs.”

d. Section 9.5(F) of the Loan Agreement is hereby amended by deleting Section 9.5(F) in its entirety and substituting therefor the following:

“(F)           As soon as available, but in no event later than thirty (30) days after the end of each calendar month, the following reports dated as of the last day of the immediately preceding month: (1) Accounts receivable aging, (2) Accounts receivable summary report (including a reconciliation of Borrower’s cash and Accounts to Borrower’s general ledger), and (3) a Borrowing Base Certificate.”

e. Section 9.5(G) of the Loan Agreement is hereby amended by deleting Section 9.5(G) in its entirety and substituting therefor the following:

“(G)           As soon as available, but in no event later than thirty (30) days after the end of each quarter, an Inventory Report dated as of the last day of the immediately preceding quarter.”

4.           Conditions Precedent.  Lender’s obligation to provide the Additional Financial Accommodations to Borrower is subject to the full and timely performance of the conditions set forth in this Section prior to or contemporaneously with the execution of this Fourth Amendment.  Contemporaneously herewith, Borrower shall execute and deliver, or cause to be executed and delivered, to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:

(i) the Revolving Note;

(ii) Term Note A;

(iii) a Company General Certificate executed by the Secretary or Assistant Secretary of Borrower;

(iv) a First Amendment and Reaffirmation of Membership Interest Pledge Agreement executed by United American Healthcare;

(v) a Company General Certificate executed by the Secretary of United American Healthcare;

a Subordination Agreement executed by St George Investments;

(vi) a Membership Interest Pledge Agreement and related Assignment of Membership Units executed by St George Investments accompanied by the original certificates evidencing the pledged membership units;

(vii) a Company General Certificate executed by the Secretary of St George Investments;

(viii) evidence of an equity cash contribution by United American Healthcare to Borrower in the amount of $370,000.00; and

(ix) such other agreements, documents and instruments as Lender may reasonably request.

5.           Conflict.  If, and to the extent, the terms and provisions of this Fourth Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Fourth Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Fourth Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Fourth Amendment, shall remain in and have its intended full force and effect, and Lender and Borrower hereby affirm, confirm and ratify the same.

6.           Waiver of Events of Default.   Borrower hereby acknowledges and agrees that Events of Default currently exist under the Loan Agreement as a result of Borrower’s failure to comply with (a) the Adjusted EBITDA covenant set forth in Section 9.4(A) of the Loan Agreement for the periods ending December 31, 2011, March 31, 2012 and June 30, 2012, (b) the Fixed Charge Coverage Ratio covenant set forth in Section 9.4(C) of the Loan Agreement for the periods ending December 31, 2011, March 31, 2012 and June 30, 2012, and (c) the Capital Expenditures covenant set forth in Section 9.4(D) of the Loan Agreement for the period ending December 31, 2011 (collectively the “Existing Defaults”).  Borrower hereby represents and warrants to Lender that no Event of Default or Unmatured Event of Default exists as of the date of this Fourth Amendment, other than the Existing Defaults set forth above.  Provided Borrower satisfies all of the conditions precedent set forth in Section 4 above, Lender hereby waives the Existing Defaults; provided that such waiver shall not be or be deemed to be a waiver by Lender of any other Events of Default, whether now existing or hereafter arising or occurring.

7.           Severability.  Wherever possible, each provision of this Fourth Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Fourth Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Fourth Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

8.           Reaffirmation.  Borrower hereby reaffirms and remakes all of the representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Documents, as amended hereby.

9.           Fees, Costs and Expenses.

A. Contemporaneously herewith, Borrower shall pay to Lender a fully-earned, non-refundable loan fee in the amount of $25,000.

B. Borrower agrees to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Fourth Amendment and the other Loan Documents, documents and instruments executed and delivered in connection herewith or pursuant hereto.

10.           Choice of Law.  This Fourth Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

11.           Waiver of Jury Trial.  BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

12.           Counterparts.  This Fourth Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or email transmitted executed counterpart to this Fourth Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Fourth Amendment and such other agreements, documents and instruments; provided, however, Borrower shall be required to deliver to Lender original executed signature pages in substitution for said facsimile or email transmitted signature pages upon Lender’s request therefor.

13.           Waiver and Release.  IN CONSIDERATION OF LENDER’S EXECUTION AND DELIVERY OF THIS FOURTH AMENDMENT, BORROWER HEREBY INDIVIDUALLY AND COLLECTIVELY, WAIVES, RELEASES AND FOREVER DISCHARGES LENDER, ITS PREDECESSORS, PARENTS, SUBSIDIARIES, AFFILIATES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, ATTORNEYS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AND EACH OF THEM, OF AND FROM ANY AND ALL CLAIMS, DEMANDS, COUNTERCLAIMS, SET-OFFS, DEFENSES, DEBTS,  OBLIGATIONS, COSTS, EXPENSES, ACTIONS, CAUSES OF

ACTION AND DAMAGES OF EVERY KIND, NATURE AND DESCRIPTION WHATSOEVER, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, LIQUIDATED OR UNLIQUIDATED, AND INSURED OR UNINSURED, WHICH BORROWER HERETOFORE, NOW AND FROM TIME TO TIME HEREAFTER OWN, HOLD OR HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER, ARISING ON OR BEFORE THE DATE OF THIS FOURTH AMENDMENT FROM, RELATING TO OR IN CONNECTION WITH THE LOAN DOCUMENTS, THE INDEBTEDNESS OR THIS FOURTH AMENDMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the date first above written.

Fifth Third Bank, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation	Pulse Systems, LLC, a Delaware limited liability company By: /s/ Robert T. Sullivan Name: Robert T. Sullivan Title: Chief Financial Officer